Exhibit 99.1
    Quotesmith.com Revises 2003 Financial Guidance, Issues Guidance for 2004

    DARIEN, Ill., Dec. 12 /PRNewswire-FirstCall/ -- Quotesmith.com, Inc. (Nasdaq: QUOT), the only place on earth where you can get instant auto, life and health insurance quotes from more than 200 leading companies and have the freedom to buy from any company shown, today updated its financial guidance for the year ending December 31, 2003 and issued financial guidance for 2004.

    Revised 2003 Financial Guidance
    Quotesmith.com is today revising the financial targets for 2003 that were
announced on October 2, 2003.   In October, the Company anticipated 2003
revenues of $9.5 to $10 million with a projected net loss of $450,000 to $650,000 and year-end cash and investments of $14.5 to $15 million.
    The Company now anticipates 2003 revenues of approximately $9.4 to $9.8 million and a net loss of approximately $1.1 to $1.5 million, with year-end cash and investments still between $14.5 and $15 million. Depreciation and amortization charges for 2003 are expected to total $1.0 million. In 2002 the Company reported a net loss of $2.7 million on revenue of $10.8 million.
    Commenting on these revisions, Quotesmith.com chairman and CEO Robert Bland stated, "We are disappointed to report lower than expected term life commission revenues in the fourth quarter of 2003. As we reported on October 29, 2003, we have identified a weakness within our fulfillment systems and have taken affirmative steps to remedy the problem by opening an order-by-phone option for all site visitors who might have been reluctant to enter highly personal information online due to privacy concerns with the Internet in general. We believe that this corrective action will satisfy security concerns and actually open our services to a wider audience of customers going forward. We also believe that lower-than-expected revenues in the fourth quarter are due in part to processing delays at two of our lead insurance companies, a situation that we consider to be temporary."

    Business Outlook for 2004
    Quotesmith.com today also announced financial guidance for 2004. Revenues are expected to be $11 to $13 million with a net profit of $750,000 to $1,000,000. Year-end 2004 cash and invested assets are expected to be $15 to $16.5 million.
    "We expect to become profitable in 2004 through the stabilization of our online business model, increased insurance sales by phone and additional growth momentum through our previously announced pact with Insurance.com," stated CFO Phillip Perillo. "These factors, combined with numerous operating cost reductions we've made over the past 18 months, will help us to achieve profitability next year."
    Quotesmith.com believes that its current capital structure is adequate to reach profitability without the necessity of additional debt or equity financing. The Company is scheduled to release its 2003 year-end earnings on February 4, 2004. This guidance, which is subject to change, is based upon a wide range of business factors and assumptions known or believed to be true by the Company as of this date.
    Quotesmith.com does not confirm or update its financial projections except in compliance with Regulation FD nor does the Company provide confirmation or update of its financial targets except through public announcements.

    About Quotesmith.com
    Originally founded in 1984 as Quotesmith Corporation, the Company owns and operates Insure.com, a popular online insurance marketplace and consumer insurance information service. Visitors to Insure.com can obtain comparative auto, life & health quotes from more than 200 leading companies and have the freedom to buy insurance from the company of their choice. The Insure.com Web site also provides helpful insurance decision-making tools and calculators and supports an online library of more than 3,000 originally authored insurance articles that are not available from any other single source. Insure.com also provides personalized insurance brokerage and policy placement services for its customers through the use of licensed, in-house agents. Shares of Quotesmith.com trade on the Nasdaq SmallCap Market under the symbol "QUOT."

    Cautions about Forward-Looking Statements
    This announcement may contain forward-looking statements that involve risks, assumptions and uncertainties pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. This announcement also contains forward-looking statements about events and circumstances that have not yet occurred and may not occur. These forward-looking statements are inherently difficult to predict. Expressions of future goals and similar expressions including, without limitation, "intend," "may," "plans," "will," "believe," "should," "could," "hope," "expects," "expected," "does not currently expect," "anticipates," "predicts," "potential" and "forecast," reflecting something other than historical fact, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Investors should be aware that actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Reported Web site activity and/or quotes are not necessarily indicative of any present or future revenue. The Company will not necessarily update the information in this press release if any forward-looking statement later turns out to be inaccurate. Potential risks and uncertainties include, among others, declines in the life insurance industry, level of acceptance of purchasing insurance over the Internet by consumers, unpredictability of future revenues, potential fluctuations in quarterly operating results, seasonality, consumer trends, competition, risks of system interruption, the evolving nature of its business model, the increasingly competitive online commerce environment, dependence on continuing growth of online commerce, risks associated with capacity constraints and the management of growth as well as the risks associated with potential terrorism threats and the war in Iraq. More information about potential factors that could affect the Company's financial results are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, both of which are on file with the United States Securities and Exchange Commission. Quotesmith.com, Insure.com QuotesmithPro are service marks of Quotesmith.com, Inc. All other names are trademarks of their respective owners.

SOURCE  Quotesmith.com, Inc.
    -0-                             12/12/2003
    /CONTACT: Phillip A. Perillo, Chief Financial Officer of Quotesmith.com, Inc., +1-630-515-0170, ext. 295, phil@insure.com /
    /Web site:  http://www.quotesmith.com /
    (QUOT)
CO:  Quotesmith.com, Inc.
ST:  Illinois
IN:  INS
SU:  ERP